Exhibit 99.1

                           NN, INC. REPORTS EPS UP 23%
                           FOR THE 2000 THIRD QUARTER

               Outlook for Year 2000 In Line With Expectations

Johnson City, Tenn. -- November 7, 2000 -- NN, Inc. (Nasdaq: NNBR) today reported its financial results for the third quarter and first nine months ended September 30, 2000. Results for both the 2000 third quarter and first nine months reflect the operations of NN Euroball ApS, a stand-alone joint venture company which was formed on August 1, 2000, as well as the operations of Industrial Molding Corporation (IMC), which was acquired on July 6, 1999 in a transaction using the purchase method of accounting. The Company also noted that its earnings for the same period reflect NN's 30% minority interest in Jiangsu General Ball & Roller, a Chinese joint venture company formed in March 2000.

Net sales for the third quarter of 2000 were $37,075,000 up 45% compared to $25,601,000 for the same period of 1999. Net income increased 26% to $2,443,000, from $1,944,000, for the third quarter of 1999. Earnings per share increased 23% to $0.16 per share versus $0.13 per share for the 1999 third quarter. Of note, NN Euroball Aps contributed earnings per share of $0.03 for the 2000 third quarter.

For the first nine months of 2000 net sales were $90,720,000, an increase of 49% compared to $60,988,000 for the same period of last year. Net income increased 21% to $6,795,000, or $0.44 per share, from $5,621,000, or $0.37 per share, for the first nine months of 1999.

Roderick R. Baty, President and Chief Executive Officer, stated, "Over the past eighteen months we have been highly focused on acquiring and integrating profitable businesses that meet the specific criteria we developed in NN's strategic growth plan. Specifically, the criteria requires that a new initiative fit our core competencies, is synergistic to existing business and is accretive to NN. Accordingly, our third quarter earnings reflect not only the improved profitability of our core business but also the accretive contribution of our IMC subsidiary, Jiangsu General Ball & Roller and NN Euroball ApS.

Mr. Baty, continued, "The increase in our top line is attributable to continued growth in our core domestic ball and roller operations, up 9.2% to $15.4 million versus the third quarter of 1999, and two months of revenue from Euroball ApS totaling $13.0 million. Euroball's results reflect partial downtime for its three European factories due to the traditional European holiday month of August.

"During the quarter we were able to achieve profit levels near our historical levels. As a percentage of net sales, the gross profit margin was 30%, versus 29% as achieved in the 1999 third quarter. At the same time, selling, general and administrative expense as a percentage of sales was 8.7%, the same as experienced in the prior year quarter. This was achieved despite increased costs due to our expanded global operations and increased business activity associated with the implementation of our strategic growth plans," added Mr. Baty.

"Our joint venture in China, Jiangsu General Ball & Roller Company, Ltd., continues to progress as we focus on sales and marketing on a global basis and improving product quality. With respect to NN Euroball ApS, we are focused on initiatives to improve manufacturing and


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

operating efficiencies. Specifically we are working to optimize production mix between facilities, while leveraging our existing capital base.

"We recently announced the establishment of a joint venture company in Guadalajara, Mexico to manufacture plastic gears and components for office automation equipment and industrial applications. The new venture, NN-Arte, will principally supply Mexican operations of U.S. and international customers and we expect to ship the first product in the first quarter of 2001. The venture, in which NN owns a 51% interest, is the first step in implementing our recently developed strategic growth plan for our plastic business. This plan identified opportunities to expand the plastic platform organically as well as through targeted acquisitions.

"Going forward, we expect NN to continue to generate improving results. For full year 2000, revenues should reach $133 million and earnings per share should be in the range of $0.64 to $0.65 per share, in line with our previous guidance. For 2001, revenues should reach $190 million reflecting a full year contribution from Euroball and organic growth of 5%. This revenue level assumes no further significant devaluation of the Euro relative to the dollar and also takes into account slight volume reductions from the previous year's level due to an anticipated economic slowdown in Europe and the U.S. However, this should be more than offset by increased market penetration by both our ball and roller and plastics businesses. In terms of business mix, Euroball products should account for 45% of total sales, plastic products 20% and our core domestic ball and roller business 35%. At this sales level, the Company estimates 2001 earnings to be between $0.78 and $0.80 per share, reflecting a full year contribution from Euroball and the improved profitability of the plastics business. Additionally, barring other acquisition activity, we anticipate reducing the company's long-term debt roughly $10 million during 2001," concluded Mr. Baty.

NN, Inc. is an independent manufacturer and supplier of high quality, precision steel balls and rollers to both domestic and international anti-friction bearing manufacturers and had sales of US $85.3 million in 1999.

          For More Information on NN, Inc. at no cost, via facsimile, please call 1-800-PRO-INFO and enter stock ticker symbol - NNBR

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-Q for the period ended June 30,2000 and the company's Annual Report on 10-K for the fiscal year ended December 31, 1999.

                            (Financial Tables Follow)

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

                                   NN, Inc.
                        Condensed Statement of Operations
                     (in thousands, except per share amounts)
                                  (unaudited)

                                           Three Months          Nine Months
                                              Ended                 Ended
                                          September 30,          September 30,
                                          2000      1999        2000      1999
                                        -------   -------     -------   --------

Net sales                               $37,075   $25,601     $90,720   $60,988
Cost of goods                            26,103    18,289      64,414    43,403
sold                                    -------   -------     -------   --------
  Gross profit                           10,972     7,312      26,306    17,585

Selling, general and administration       3,236     2,223       8,017     4,468
Depreciation and amortization             2,535     1,821       6,103     4,296
Loss on involuntary conversion            1,695        --      10,179       --
Gain on involuntary conversion           (1,695)       --     (10,154)      --
Equity in earnings of unconsolidated        (39)       --        (105)      --
affiliate                               --------     -------     -------- ------
Income from operations                    5,240     3,268      12,266     8,821

Interest expense                            651       247       1,210       256
Income before provision for               4,589     3,021      11,056     8,565
income taxes
Provision for income taxes                1,722     1,077       3,837     2,944
Minority interest in income of              424        --         424        --
  consolidated subsidiary                 -------   -------     -------   ------
  Net income                              $2,443   $ 1,944     $ 6,795    5,621
                                          =======   =======     =======   ======

Other comprehensive income:
  Foreign currency translation            (2,100)      391      (2,522)    (896)
                                         -------   -------     -------   -------
  Other comprehensive income              (2,100)      391      (2,522)    (896)
                                         -------   -------     -------   -------
  Comprehensive income                    $  343    $2,335      $4,273  $ 4,725
                                          =======   =======     =======  =======

Basic income per common share             $ 0.16    $ 0.13     $  0.45   $ 0.37
                                          =======   ======      =======  =======
Weighted average shares outstanding       15,247    15,244      15,247   15,244
                                          =======   ======      =======  =======
Diluted income per common share           $ 0.16    $ 0.13      $ 0.44   $ 0.37
                                          =======   ======      =======  =======
Weighted average share outstanding        15,424    15,317      15,434   15,264
                                          =======   ======      =======  =======


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



                                          NN, Inc.
                                   Condensed Balance Sheet
                                       (In thousands)

                                               September 30,    December 31,
                                                    2000           1999
                                               (unaudited)
                                               -----------       -----------

                                   ASSETS
             Current assets:
             Cash                                   $ 8,194        $ 1,409
             Accounts receivable, net                34,012         18,183
             Inventories, net                        20,186         13,122
             Other current assets                     3,368            688
                                                   --------       --------
               Total current assets                  65,760         33,402

             Property, plant & equipment             82,028         43,452
             Goodwill, net                           23,933         12,779
             Equity in unconsolidated affiliate       1,563             --
             Other non-current assets                 5,759            735
                                                    --------       -------
               Total assets                       $ 179,043        $90,368
                                                   ========        =======
             Liabilities and Stockholders' Equity
             Current liabilities:
             Accounts payable                       $18,637        $ 5,343
             Accrued pension obligation               5,856             --
             Accrued other wages                      4,333            676
             Deferred income                            624            875
             Income taxes payable                     1,641          1,283
             Other current liabilities                3,696          2,301
                                                   --------       --------
               Total current liabilities             34,787         10,478

             Deferred income taxes                    3,047          2,611
             Minority interest in consolidated       30,024             --
             subsidiary
             Long-term debt                          50,427         17,151
                                                   --------       --------
               Total liabilities                    118,285         30,240

             Total stockholders' equity              60,758         60,128
                                                   --------       --------

             Total liabilities and stockholders'   $179,043        $90,368
             equity                                ========        ========


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